Exhibit 10.75
CATALYTICA ENERGY SYSTEMS, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (the “Agreement”) by and between Robert Zack (the “Employee”) and Catalytica Energy Systems, Inc. (the “Company”), is amended and restated effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).
     1. Duties and Scope of Employment.
          (a) Positions and Duties. As of the Effective Date, Employee will continue to serve as President and Chief Executive Officer and Chief Financial Officer of the Company. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to him, by the Board of Directors of the Company (the “Board”); provided, however that at the Board’s discretion it may appoint another President and Chief Executive Officer in which case Employee will continue to serve as Chief Financial Officer. The period of Employee’s employment under this Agreement is referred to herein as the “Employment Term.”
          (b) Obligations. During the Employment Term, Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.
     2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, including (without limitation) any termination after an announcement of Change of Control and prior to twenty-four (24) months following a Change of Control or the announcement of a Change of Control, whichever comes later, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.
     3. Compensation.
          (a) Base Salary. During 2007, and retroactive to January 1, 2007, the Company will pay Employee as compensation for his services a base salary at the annualized rate of $300,000 (“Base Salary”). In 2008 and subsequent years, the Base Salary may be increased by the Board or its Compensation Committee, in its sole discretion and may only be decreased with the consent of Employee. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

          (b) Annual Bonus. Employee shall be eligible to receive a annual bonus on account of the Company’s 2007 fiscal year with a target payment equal to 125% of Base Salary based upon criteria developed by the Board or its Compensation Committee (the “Target Bonus”). In 2008 and subsequent years, the Target Bonus may be increased by the Board or its Compensation Committee, in its sole discretion and may only be decreased with the consent of Employee. The Target Bonus may be paid to Employee in a mixture of cash and equity compensation, as determined by the Compensation Committee in its sole discretion; provided, however, that the cash component shall be no less than 50% of the Target Bonus; provided, further, that for the 2007 fiscal year, the mixture shall be 50% cash and 75% equity compensation. In the event that the equity compensation component is paid in stock options, the number of options shall be determined by dividing the dollar amount by the Black-Scholes value of Company options (or by such other reasonable method of valuing Company options as the Compensation Committee shall determine), and such options shall be subject to a four-year vesting schedule, with 1/8th of the covered shares vesting six months following the grant date and 1/48th of the covered shares vesting each month thereafter, so as to be 100% vested on the four year anniversary of the grant date, subject to Employee remaining a Service Provider, as such term is defined in the Company’s 1995 Stock Plan (“Service Provider”) on each vesting date.
     4. Employee Benefits. During the Employment Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
     5. Severance Benefits.
          (a) Termination Not in Connection with a Change of Control. If the Employee’s employment terminates as a result of Involuntary Termination (as defined below) other than for Cause at any time prior to an announcement of a Change of Control or on or after the date that is twenty-four (24) months following a Change of Control or the announcement of a Change of Control, whichever comes later (a “Non-Change of Control Severance Termination”), then, subject to Employee (i) executing and not revoking a standard release of claims in favor of the Company; provided, however, that such release shall preserve all indemnification rights of Employee and all other rights of Employee under the currently existing indemnification agreement or similar agreement with the Company (a “Release”), and (ii) not breaching the provisions of Section 7 hereof, then Employee shall be entitled to receive the following severance and non-competition benefits:
               (i) Severance Payment. Following the Employment Termination Date the Company shall pay Employee an aggregate cash amount equal to two hundred percent (200%) of his Annual Compensation, plus a pro rata cash payment of the current year Target Bonus, less applicable taxes, paid ratably over the remaining payroll periods in the same calendar year in which Employee terminated.
               (ii) Subsidized COBRA. Subject to Employee timely electing continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the Company shall subsidize Employee and his eligible dependent’s COBRA premiums so that Employee pays the same premium as an active employee of the Company for a period equal to the lesser of (i) eighteen months following the Employee’s termination date, or (ii) the date upon which Employee becomes covered under the group health plans of another employer with comparable group health benefits and levels of coverage.
          (b) Termination in Connection with a Change of Control. If the Employee’s employment terminates as a result of Involuntary Termination (as defined below) other than for Cause at any time after an announcement of a Change of Control and prior to twenty-four (24) months following a Change of Control or the announcement of a Change of Control, whichever comes later (the “Change of Control Period”) (a “Change of Control Severance Termination”), then, subject to Employee (i) executing and not revoking a Release, (ii) not breaching the provisions of Section 7 hereof, and (iii) the provisions of Section 9 hereof, the Employee shall be entitled to receive the following severance benefits:
               (i) Severance and Non-Competition Payment. A cash payment in an amount equal to two hundred percent (200%) of the Employee’s Annual Compensation plus a pro rata cash payment of the current year Target Bonus, less any Change of Control Retention Payments (as defined in Section 6 hereof) already paid to Employee. Of this amount, one hundred percent (100%) of Employee’s Annual Compensation is paid specifically in exchange for Employee entering into and not breaching the non-competition provisions of Section 7 hereof.
               (ii) Continued Employee Benefits. One hundred percent (100%) Company-paid health, dental and life insurance coverage at the same level of coverage as was provided to such employee immediately prior to the Change of Control Severance Termination (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Change of Control Severance Termination, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) two years from the date of the Involuntary Termination or (ii) the date that the Employee and his dependents become covered under another employer’s group health, dental or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of COBRA, the date of the “qualifying event” for Employee and his dependents shall be the date upon which the Company-Paid Coverage terminates.
               (iii) Option and Restricted Stock Accelerated Vesting. One Hundred percent (100%) of the unvested portion of any stock option or restricted stock (including restricted stock units) held by the Employee shall automatically be accelerated in full so as to become completely vested. Of this amount, fifty percent (50%) of such acceleration is made specifically in exchange for Employee entering into and not breaching the non-competition provisions of Section 7 hereof.
               (iv) Timing of Severance & Non-Competition Payments. Any Change of Control Severance and non-competition payments to which Employee is entitled under Section 5(b)(1) shall be paid by the Company to the Employee (or to the Employee’s successor in interest, pursuant to Section 11(b)) in cash and in full, not later than thirty (30) calendar days following the Termination Date, subject to Section 13(f).

          (c) Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing option, severance and benefits plans and practices.
          (d) Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company.
     6. Retention Payments. In the event of a Change of Control (other than a liquidation or dissolution of the Company) wherein Employee is employed by the acquiring entity in the position of Chief Financial Officer or a greater position, then Employee shall receive cash retention payments (the “Change of Control Retention Payments”) as to 1/3 of Annual Compensation on the date of the Change of Control, another 1/3 of Annual Compensation on the date that is six months following the Change of Control, and a final 1/3 of Annual Compensation on the one year anniversary of the Change of Control, subject to his remaining employed by the acquiring entity through such dates.
     7. Conditional Nature of Section 5 and 6 Payments.
          (a) Noncompete. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the 12 months following the termination of Employee’s employment with the Company, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive the payments set forth in Section 5 or 6 (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with the Company or is a customer or client of the Company during the one year period following the Employment Termination Date (“Competition”); provided, however, that nothing in this Section 7 shall prevent Employee from performing services for the acquirer of the Company’s Diesel business following a Sale of the Diesel Business; provided, further, that following his termination of employment with the Company, Employee shall be permitted to work for an entity in Competition with the Company whose primary business is not providing products or services competitive with the products or services of the Company, so long Employee does not engage in a business that makes such entity in Competition with the Company. Notwithstanding the foregoing, Employee may, without violating this Section 7, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition where the number of shares of such corporation’s capital stock that are owned by Employee represent less than three percent of the total number of shares of such corporation’s capital stock outstanding.

          (b) Non-Solicitation. Until the date 12 months after the termination of Employee’s employment with the Company for any reason, Employee agrees and acknowledges that Employee’s right to receive the severance and retention payments set forth in Section 5 and 6 (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not either directly or indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment either for Employee or for any other entity or person with which or whom Employee has a business relationship.
          (c) Understanding of Covenants. Employee represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
          (d) Remedy for Breach. Upon any breach of this section by Employee, all severance and retention payments pursuant to Section 5 or 6 shall immediately cease, and that shall be the sole remedy available to the Company for such breach.
     8. Attorney Fees, Costs and Expenses. With respect to any Change of Control Severance Termination only, the Company shall reimburse Employee for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by Employee to enforce his rights hereunder, provided such action is not decided in favor of the Company.
     9. Golden Parachute Excise Tax – Capped Gross-Up. In the event that the benefits provided for in this agreement or otherwise (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (b) would be subject to the excise tax imposed by Section 4999 of the Code, and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder is less than the product obtained by multiplying 3.59 by Employee’s “base amount” within the meaning of Code Section 280G(b)(3), then such benefits shall be reduced to the extent necessary (but only to that extent) so that no portion of such benefits will be subject to excise tax under Section 4999 of the Code. Alternatively, in the event that the benefits provided for in this agreement (a) constitute “parachute payments” within the meaning of Section 280G of the Code, (b) would be subject to the excise tax imposed by Section 4999 of the Code, and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder is equal to or greater than the product obtained by multiplying 3.59 by Employee’s “base amount” within the meaning of Code Section 280G(b)(3), then Employee shall receive (i) a payment from the Company sufficient to pay such excise tax plus any interest or penalties incurred by Employee with respect to such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to Employee pursuant to this sentence; provided, however, that the Company shall not be required to pay Employee more than $150,000 (less applicable withholding) in such gross-up payments under this Section 9. Unless Employee and the Company agree otherwise in writing, the determination of Employee’s excise tax liability and the amount required to be paid or reduced under this Section 9 shall be made in writing by the Company’s outside tax advisors who are primarily used by the Company immediately prior to the

Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Employee and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section 9.
     10. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Annual Compensation. “Annual Compensation” means an amount equal to the greater of (i) Employee’s Base Salary for the twelve (12) months preceding the Change of Control plus the employee’s target bonus for the same period, or (ii) Employee’s Base Salary on an annualized basis and the employee’s target bonus as of the Termination Date.
          (b) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of or plea of nolo contendere to a felony, (iii) a willful act by the Employee that constitutes gross misconduct and that is injurious to the Company, or (iv) for a period of not less than thirty (30) days following delivery to the Employee of a written demand for performance from the Company that describes the basis for the Company’s belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company that are demonstrably willful and deliberate on the Employee’s part. Any dismissal for cause must be approved by the Company’s Board of Directors prior to the dismissal date.
          (c) Change of Control. “Change of Control” means the occurrence of any of the following events:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;
               (ii) A change in the composition of the Board occurring within a twelve-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);
               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity’s parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation;
               (iv) The consummation of the sale or disposition by the Company of all or seventy-five percent (75%) or more of the Company’s assets.
          (d) Disability. “Disability” shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
          (e) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, the significant reduction of the Employee’s duties, authority or responsibilities, relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, authority or responsibilities; provided, however, that so long as Employee’s title, duties, authority and responsibility are at the level of Chief Financial Officer or greater, whether at the Company or at an acquirer following a Change of Control, then that will not constitute an Involuntary Termination under this clause (i), (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary or target bonus of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than twenty-five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any purported termination of the Employee by the Company that is not effected for Disability or for Cause, or, during the Change of Control Period only, any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 11(a) below; (viii) requiring Executive to work outside of Arizona on more than [50%] of the business days in any [90] consecutive day period or (viii) during the Change of Control Period only, any act or set of facts or circumstances that would, under California case law or statute constitute a constructive termination of the Employee. However, with respect to any Non-Change of Control Severance Termination, an Involuntary Termination shall not be deemed to have occurred unless Employee provides written notice to the Company describing the nature of the event that he believes forms the basis for Involuntary Termination and the Company does not cure such event within ten (10) days following receipt of such notice.
          (f) Termination Date. “Termination Date” shall mean (i) if this Agreement is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee’s duties on a full-time basis during such thirty (30)-day period), (ii) if the Employee’s employment is terminated by the Company for any other reason, the date on which a notice of termination is given, provided that if within thirty (30) days after the Company gives the Employee notice of termination, the Employee notifies the Company that a dispute exists concerning the termination or the benefits due pursuant to this Agreement, then the Termination Date shall be the date on which such dispute is finally determined, either by mutual written agreement of the parties, or a by final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), or (iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company.
     11. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 11(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     12. Notice.
          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
          (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 12 (a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.
     13. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Whole Agreement. This Agreement and any outstanding stock option agreements represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes in their entirety all prior arrangements and understandings regarding same, including the Change of Control Severance Agreement previously entered into by and between Employee and the Company and any offer letter, promotion letter, employment agreement or other agreement regarding Employee’s employment terms with the Company. Other than the agreements described in the preceding sentence, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Arizona without regard to principles of conflicts of laws.
          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	CATALYTICA ENERGY SYSTEMS, INC.

	By:	/s/ Ricardo Levy

Date: February 27, 2007

EMPLOYEE	/s/ Robert Zack

Date: March 23 , 2007